Calculation of Filing Fee Tables
S-8
RIGEL PHARMACEUTICALS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share	457(a)	125,000	$ 20.66	$ 2,582,500.00	0.0001531	$ 395.38
2	Equity	Common Stock, $0.001 par value per share	457(a)	700,000	$ 20.66	$ 14,462,000.00	0.0001531	$ 2,214.13
Total Offering Amounts:						$ 17,044,500.00		$ 2,609.51
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,609.51
Offering Note
[1]	(a) Represents shares of the Registrant's Common Stock that were added to the Rigel Pharmaceuticals, Inc. Inducement Plan, as amended (the "Inducement Plan"), pursuant to share reserve increases approved by the Registrant's Board of Directors. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant's Common Stock that become issuable under the Inducement Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant's Common Stock, as applicable. (b) Filing fee is estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $20.66 per share, the average of the high and low prices of the Registrant's Common Stock on July 30, 2025 as reported on the Nasdaq Global Select Market.

[2]	(a) Represents shares of the Registrant's Common Stock that were added to the Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan, as amended ("2018 Plan"), pursuant to a share reserve increase approved by the Registrant's Board of Directors and the Registrant's stockholders. Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of Registrant's Common Stock that become issuable under the 2018 Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant's Common Stock, as applicable. (b) Filing fee is estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $20.66 per share, the average of the high and low prices of the Registrant's Common Stock on July 30, 2025 as reported on the Nasdaq Global Select Market.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A